Exhibit 99.a.1.k

Aberdeen Funds

Certificate of Establishment and

Designation of Additional Series and Share Classes

The undersigned, Secretary of Aberdeen Funds (the “Trust”), a multi-series Delaware statutory trust registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) does hereby certify that the following preambles and resolutions designating additional series and classes of shares of the Trust were duly adopted by the Board of Trustees of the Trust on August 19, 2015 all in accordance with the laws of the State of Delaware and pursuant to Article III, Sections 1, 5 and 6 and Article IV Section 3(b) of the Trust’s Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”), and that such resolutions are incorporated by reference into the Declaration of Trust in accordance with Article III thereof:

Consideration of Establishment of Two New Series of the Trust — Aberdeen Alternative Strategies Fund and Aberdeen Alternative Strategies Fund II

WHEREAS, Aberdeen Asset Management Inc. has entered into an agreement to purchase the assets of Arden Asset Management LLC (the “Arden Acquisition”); and

WHEREAS, a portion of the Arden Acquisition includes U.S. registered open-end investment companies; and

WHEREAS, management is recommending the creation of shell series of the Trust to acquire the assets of the U.S. registered open-end investment companies in the Arden Acquisition; and

WHEREAS, management is proposing the adoption of resolutions so that the shell series may be established and filed with the U.S. Securities and Exchange Commission (“SEC”) and any necessary state securities filings may be made; and

WHEREAS, pursuant to Article III, Section 6, of the Declaration of Trust, the Trustees have the authority to establish and designate additional series of the Trust, and

WHEREAS, pursuant to Article III, Sections 1 and 6, of the Declaration of Trust, beneficial interests in the Trust may be divided into an unlimited number of transferable shares (“Shares”), and the Board may authorize the division of such Shares into separate series and the division of such series into separate classes, with such characteristics as the Board may determine;

NOW, THEREFORE BE IT RESOLVED, that the Trust shall add two additional series (sometimes hereafter referred to as “Series” or “Funds”) of Shares (each Series shall be comprised of an unlimited number of Shares) that are hereby established and designated as in the chart below; and it is further

RESOLVED, that a Share of each additional Series of the Trust shall represent a proportionate interest in and shall have equal rights with each other Share of a Series with respect to the assets of the Trust pertaining to the Series and shall have the rights, preferences, privileges and limitations as set forth in the Declaration of Trust; and it is further

RESOLVED, that in accordance with Article III, Sections 1 and 6 of the Declaration of Trust, the initial classes of Shares of the additional Series of the Trust be, and hereby are, established and designated as:

Aberdeen Alternative Strategies Fund	Institutional Class

Aberdeen Alternative Strategies Fund II	Class A, Class C, Class R, Institutional Class

and an unlimited number of Shares are hereby classified and allocated to such classes of Shares (each, a “Class,” and together, the “Classes”) of each additional Series of the Trust; and it is further

RESOLVED, that a Share of each Class of each Series of the Trust shall represent a proportionate interest in and shall have equal rights with each other Share of such Class of such Series with respect to the assets of the Trust pertaining to such Series and shall have the rights, preferences, privileges and limitations as set forth in the Declaration of Trust, provided that:

1.         The dividends and distributions of investment income and capital gains with respect to Shares of the Series or Classes shall be in such amounts as may be declared from time to time by the Board (or declared and paid in accordance with a formula adopted by the Board or delegated authority by the Board), and such dividends and distributions may vary with respect to such Series or Classes from the dividends and distributions of investment income and capital gains with respect to the other Series or Classes of the Trust, to reflect charges of any pro rata portion of distribution expenses paid pursuant to a Distribution Plan adopted by the Trust on behalf of the Series or Class, as applicable, in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) (or any successor thereto) (a “Distribution Plan”), to reflect charges of any pro rata portion of administrative service expenses paid pursuant to an Administrative Services Plan adopted by the Trust on behalf of the Series or Class, as applicable, or to reflect differing allocations of the expenses of the Trust among the Series or Classes and any resultant difference among the net asset values per share of the Series or Classes, to such extent and for such purposes as the Board may deem appropriate.  The allocation of investment income, capital gains, expenses and liabilities of the Series among its Classes of Shares shall be determined by the Board in a manner that is consistent with the Multiple Class Plan adopted by the Trust in accordance with Rule 18f-3 under the 1940 Act.

2.         Except as may otherwise be required by law, pursuant to any applicable order, rule or interpretation issued by the SEC, or otherwise, the holders of Shares of the Series or any of its Classes shall have (i) exclusive voting rights with respect to any matter submitted to a vote of shareholders that affects only holders of Shares of such Series or such Class, including, without limitation, the provisions of any Distribution Plan applicable to Shares of such Series or such Class; (ii) voting rights with respect to the provisions of any Distribution Plan that may in the future (as a result of any conversion of said Class of Shares or otherwise) affect said Class of Shares; and (iii) no voting rights with respect to the provisions of any Distribution Plan applicable to any other Series or Class of the Fund or with regard to any other matter submitted to a vote of shareholders that does not now or in the future affect holders of Shares of such Series or such Class; and it is further

RESOLVED, that the Secretary of the Trust is hereby authorized and directed to prepare a Certificate of Establishment and Designation of Additional Series and Share Classes memorializing the establishment and creation of such Series and Classes in accordance with these resolutions.

In witness whereof, I have hereunto set my hand as such officer of the Trust as of this 12th day of October, 2015.

Aberdeen Funds

/s/ Megan Kennedy
Megan Kennedy

Secretary